HYATON ORGANICS INC.
414 Viewcrest Rd. Kelowna, B.C. V1W 4J8
Ph. (250) 764-8118 Fax (250) 764-7677

September 15, 2001

Mr. Garry Lavold
Via facsimile: 949-722-8716

Dear Garry:

RE: Services Agreement

This letter sets out the general terms and conditions of our agreement respecting the services to be provided by Garry Lavold ("Lavold") on behalf of Hyaton Organics Inc. ("Hyaton").

1. Hyaton to retain the services of Lavold to act as its engineering consultant and strategic planner to assist the Company in the definition and development of commercial products and production facilities, in the preparation of budgets and financial models, and in the management of technical staff within the Company's subsidiary companies under the following general terms:

a) This agreement shall be effective commencing September 15, 2001 for a term of 3 years, thereafter to be extended on terms to be defined by mutual agreement. Either party may request termination with 60 days notice and mutual agreement.

b) Lavold shall assume the title of Sr. Vice President, Engineering and Development and shall be offered a position on the Board of Directors of Hyaton and for the US based subsidiaries the position of President of Sunspring and President of RECO.

c) Lavold shall be paid a monthly fee equal to the sum of US$10,000.00 per month for the first 12 months. Thereafter the monthly fee will be defined by mutual agreement. During the initial term of 4 months Lavold will be paid a minimum of $6,000 per month with the balance deferred until Hyaton arranges finance. Fee to be reviewed in six months based on work load and finances.

d) Hyaton agrees that it will provide Lavold with 100,000 free trading Common Shares of Hyaton where such shares will be registered within 5 months of the date of this agreement, and that it will reserve 150,000 incentive share purchase options at a purchase prince of $US1.00 per share which will vest within 6 months of the signing of this agreement and be exercisable for up to five years.

e) Hyaton agrees to pay all reasonable personal expenses incurred in the course of business on behalf of Hyaton, as pre-approved by the management of Hyaton. Payments to be made within 10 days of expense request submission.

f) The parties agree to enter into a formal agreement respecting this transaction, which formal agreement will contain all representations, warranties and conditions normally included in formal agreements respecting transactions of this nature and all parties will be responsible for their own costs, including legal costs associated with this transaction. The formal agreement will contain a formula for profit sharing and/or other suitable bonuses payable from net cash flow of the Company.

If these terms are acceptable, please indicate your agreement by signing below. Upon receipt of the executed agreement, we will ask our lawyers to prepare a formal agreement to be completed within 60 days.

We look forward to a long and rewarding relationship.

Yours truly,

By: /s/L. Andrew Schwab
President

AGREED AND ACCEPTED:

/s/ Garry Lavold

Sept. 26, 2001